Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated July 2, 2018, with respect to the financial statements included in the Annual Report of Hanesbrands Inc. Retirement Savings Plan on Form 11-K for the year ended December 31, 2018. We consent to the incorporation by reference of said report in the Registration Statement of Hanesbrands Inc. on Form S-8 (File No. 333-137143).
/s/ Grant Thornton LLP

Charlotte, North Carolina
June 19, 2019